EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Employee Stock Option Plan of RADVISION Ltd. of our reports dated May 11, 2011, with respect to the consolidated financial statements and schedule of RADVISION Ltd. and the effectiveness of internal control over financial reporting of RADVISION Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Kost Forer Gabbay and Kasierer

/s/Kost Forer Gabbay and Kasierer
A member of Ernst & Young Global
.

Tel Aviv, Israel
February 7, 2012